EXHIBIT 99.1

NEWS RELEASE
Nabors’ First Quarter EPS $0.21 Ex-Items of ($0.07), Operating Income Ahead of Consensus at
$138.5 Million
HAMILTON, Bermuda, April 20, 2010 – Nabors Industries Ltd. (NYSE:NBR) today reported its financial results for the first quarter of 2010. Adjusted income derived from operating activities was $138.5 million compared to $274.1 million in the first quarter of last year and $133.0 million in the sequential quarter ended December 31, 2009. Net income was $40.2 million, or $0.14 per diluted share, compared to $184.4 million, or $0.65 per diluted share, in the first quarter of last year, and $51.5 million, or $0.18 per diluted share, in the fourth quarter of 2009. Operating Revenues and Earnings from unconsolidated affiliates for this quarter totaled $905.7 million compared to $1.2 billion in the comparable quarter of the prior year and $841.1 million in the fourth quarter of 2009. For comparison purposes, all of the prior period results exclude certain non-cash charges which were primarily related to ceiling-test impairments in the Company’s oil and gas joint venture entities.
Gene Isenberg, Nabors’ Chairman and CEO, commented, “Our first quarter operating results were modestly ahead of both consensus estimates and our fourth quarter results, and were primarily attributable to larger-than-expected increases in our US Lower 48 Land Drilling business and our Alaskan and Canadian segments. These gains more than offset the much larger-than-anticipated decrease in our International operations. The quarter’s results would have reflected an even larger increase were it not for weather- related startup delays in our US Offshore segment.
“Net income and earnings per share were also in line with consensus estimates when we exclude certain items specific to the first quarter aggregating $17 million, or $0.06 per diluted share, and a spike in the first quarter effective tax rate of $4 million, or $0.01 per share. The charges emanated primarily from three sources: the devaluation of the Venezuelan Bolivar; a market price adjustment of the carrying value of a portion of our holdings in the Chinese rig manufacturer Honghua; and a book loss on $110 million in additional first quarter purchases of our convertible debt at an average price of $99.04. While the average purchase price of these notes represents a better yield than our cash portfolio, it is higher than the discounted value at which we carry these notes in accordance with the applicable convertible accounting rules. We still expect the full-year effective tax rate to be approximately 12%, although the first quarter rate was 20% primarily as a result of an adjustment to our final 2009 tax liability in Mexico and Canada.
“Our US Lower 48 Land Drilling operations posted $60.3 million in operating income, which represented an increase of $11.3 million over the fourth quarter. These improved results were generated by a quarterly increase of nearly 20 rigs, bringing the average rig count to 158.6. Today this unit’s rig count stands at 173, including 11 rigs that are idle but recording revenue. This is down significantly from the 27 idle rigs under contract at the beginning of the fourth quarter. These remaining rig contracts are expected to expire at the rate of roughly one per month going forward. Notably, the quarter’s net increase occurred despite the expiration of a number of long-term contracts, virtually all of which were recontracted at rates that represent an increasingly smaller reduction in average margin. Many of our PACE® rigs are now rolling over at higher rates.

“Average daily rig margins for the quarter declined by only $720 per rig day, significantly less than the $1,200 we previously indicated. This represents a sequential improvement in margins and reflects more than a $300 per day improvement in pricing, when adjusted for the $275 per day cost of first quarter federal unemployment taxes and the absence of a $700 per day benefit to our fourth quarter margins that resulted from a reduction in worker’s compensation reserves. The worker’s compensation benefit was a result of the excellent safety record this unit achieved last year.
“Despite the anemic natural gas price environment, we believe this business will continue to post modest improvements in subsequent quarters, albeit at a slower pace than the last two quarters. Although activity in the gas shales appears to be flattening, we continue to benefit from increasing activity in our oil and liquid-rich gas directed markets, which now employ nearly one-third of our operating rigs.
“Internationally, we expect this quarter’s results to represent the bottom, although the $16 million reduction in operating income relative to what consensus implies was much deeper than we previously expected. This was due to lower activity, project deferrals and contract execution delays in numerous venues, the most significant being in Mexico and Saudi Arabia, followed by Algeria. The reductions in these three areas, partially offset by improved results in other areas, yields a reduction in forecasted 2010 operating income of $50-$60 million.
“In Mexico, PEMEX has encountered funding constraints which continue to defer the restart of many of our rigs that were unexpectedly idled. In Saudi Arabia, our rig count has declined from 33 to 24 over the course of the last 18 months, while the total rig count in the Kingdom declined even more percentagewise. The emphasis in this market has been shifting from oil to gas development which requires significant lead times to solicit bids and upgrade rigs, resulting in significant activity interruptions. This ultimately benefits Nabors, as illustrated by our 37% share of the gas drilling market compared to our 25% overall market share in the Kingdom. We are currently modifying six rigs for a recent gas drilling contract award, three of which are in-country upgrades, with the other three incremental to the market. Additionally, management changes at Sonatrach, the Algerian national oil company, have delayed the commencement of a few rigs.
“Rig activity in this unit improved slightly in the last quarter. As the year progresses, we plan to restart many of our idle rigs which, when combined with recent contract awards for incremental rigs, yields higher visibility toward modestly improving results throughout the balance of this year and a much improved 2011 outlook.. We anticipate margins to be flat for the balance of this year, with some improvement next year.
“Our U.S. Land Well Servicing operation posted slightly lower income of $7.2 million compared to $8.8 million in the sequential quarter, but this obscures the overall upward trend in this business. The fourth quarter included a net contribution of $7.5 million from favorable adjustments to worker’s compensation, insurance, depreciation and management bonuses, while the first quarter includes only $1.4 million in similar items.
“Rig hours in this unit have steadily improved since the beginning of the fourth quarter, with March representing a 27% increase over October. Visibility is improving as customer plans are finally responding to favorable oil prices. Indications are that we can expect rig hours to continue to advance, which could benefit pricing in the second half of the year. Otherwise our management reinforcement efforts are complete, and we are capitalizing on our sister company’s dominant drilling position in the Bakken Shale to expand into that rapidly growing oil market.
“Our US Offshore business posted $7.4 million in operating income, reflecting a slight increase over the previous quarter although significantly lower than we had anticipated. While we averaged three additional lower-margin rigs working, we had a number of higher-margin rig startups that were deferred until the second quarter, primarily as a result of adverse weather. When combined with the usual first quarter payroll tax impact, margins declined sequentially. The fourth quarter also saw a benefit of $2 million from a favorable worker’s compensation reserve adjustment. We remain confident of a 30% increase in full-year operating income, as we previously indicated.
“In Alaska, operating income of $14 million was generally in line with the fourth quarter, but significantly below the prior year due to three fewer rigs operating. We expect lower results for the next two quarters with the end of seasonal winter exploration programs and the incurrence of summer maintenance expenses. While we are pursuing several longer-term strategic projects, the intermediate term remains very challenging. We are still achieving good returns on average capital employed and enjoy leading positions in coiled tubing drilling and AC rig technology. Today’s oil prices augur for an improved longer-term outlook although we still expect this year’s results to approximate 60% of those achieved in 2009.
“Our Other Operating Segments posted a sequential increase with seasonal high activity in both our Alaska joint ventures and our Canadian directional drilling operations. These results were augmented by a sizeable increase in third-party sales by Canrig. Canrig’s third-party backlog is also expanding, which should offset weaker second-quarter results in our seasonal operations and provide growth in the second half.
“Our Oil and Gas operations saw a significant sequential increase, although we still reported a modest loss as seasonal seismic expenses incurred by our wholly owned entities in Colombia and Alaska offset the quarter’s income. We continue to analyze the optimal means and timing of the monetization of these assets.
“Meanwhile, our financial position remains strong with $1.16 billion in cash and investments at the end of the quarter, even after funding $155 million in capital expenditures and the aforementioned debt purchases. We still expect significant free cash flow generation for the full year and for the first half of next year which, when coupled with good access to the capital markets, should provide adequate resources to fund the redemption of the remaining $1.57 billion in convertible notes due in May of next year.
“In summary, we are cognizant of the challenging natural gas environment, but we do not believe the current price is sustainable over the longer term or even over the intermediate term. To date, we have not seen this weakness manifested in our US Lower 48 Land Drilling operations other than a flattening in the growth of shale gas drilling, which continues to be overshadowed by significant activity increases in our oil and liquid-rich gas markets. We are also confident this quarter will mark the bottom of our international business and the second half will show signs of resuming the robust growth trajectory that characterized this business prior to 2009. Likewise, all of our other businesses have improving near-term outlooks with the only exceptions being Canada and Alaska, although the long- term outlook in these two markets is promising.”
The Nabors companies own and operate approximately 548 land drilling and approximately 729 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of; 40 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil and gas markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development for Nabors Corporate Services, Inc. at
281-775-8038. To request Investor Materials, contact our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2010	2009	2009
Revenues and other income:
Operating revenues	$902,049	$1,198,045	$834,527
Earnings (losses) from unconsolidated affiliates (1)	3,661	(64,427)	(155,584)
Investment income (loss)	(2,360)	9,141	172

Total revenues and other income	903,350	1,142,759	679,115

Costs and other deductions:
Direct costs	512,402	665,287	460,267
General and administrative expenses	75,823	107,343	76,462
Depreciation and amortization	172,274	159,152	168,917
Depletion	6,755	2,753	2,440
Interest expense	66,745	67,078	65,172
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	20,309	(16,246)	12,196
Impairments and other charges (2)	—	—	112,046

Total costs and other deductions	854,308	985,367	897,500

Income (loss) before income taxes	49,042	157,392	(218,385)

Income tax expense (benefit)	9,944	33,273	(171,159)

Net income (loss)	39,098	124,119	(47,226)
Less: Net (income) loss attributable to noncontrolling interest	1,102	1,051	(34)

Net income (loss) attributable to Nabors	$40,200	$125,170	$(47,260)

Earnings (losses) per Nabors share: (3)
Basic	$.14	$.44	$(.17)
Diluted	$.14	$.44	$(.17)

Weighted-average number of common shares outstanding: (3)
Basic	284,672	283,098	283,854

Diluted	290,736	283,119	283,854

Adjusted income (loss) derived from operating activities (1) (4)	$138,456	$199,083	$(29,143)

(1)	Included our proportionate share of full-cost ceiling test writedowns recorded by our oil and gas joint ventures of $(75.0) million and $(162.1) million for the three months ended March 31, 2009 and December 31, 2009, respectively.

(2)	Represents impairments and other charges recorded for the three months ended December 31, 2009. See detail of Impairments and other charges at “Summary of Non-Cash Charges (Non-GAAP)” included herein as a separate schedule.

(3)	See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(4)	Adjusted income (loss) derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings (losses) from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (“GAAP”). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures are an accurate reflection of the ongoing profitability of our Company. A reconciliation of this non-GAAP measure to income (loss) before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(In thousands, except ratios)	2010	2009
ASSETS
Current assets:
Cash and short-term investments	$1,061,014	$1,090,851
Accounts receivable, net	735,432	724,040
Other current assets	358,255	361,773

Total current assets	2,154,701	2,176,664
Long-term investments and other receivables	99,195	100,882
Property, plant and equipment, net	7,646,608	7,646,050
Goodwill	164,756	164,265
Investment in unconsolidated affiliates	307,044	306,608
Other long-term assets	252,421	250,221

Total assets	$10,624,725	$10,644,690

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$209	$163
Other current liabilities	579,075	608,459

Total current liabilities	579,284	608,622
Long-term debt	3,855,897	3,940,605
Other long-term liabilities	930,861	913,484

Total liabilities	5,366,042	5,462,711
Equity:
Shareholders’ equity	5,245,031	5,167,656
Noncontrolling interest	13,652	14,323

Total equity	5,258,683	5,181,979

Total liabilities and equity	$10,624,725	$10,644,690

Cash, short-term and long-term investments (1)	$1,160,209	$1,191,733

Funded debt to capital ratio: (2)
- Gross	0.40 : 1	0.41 : 1
- Net of cash and investments	0.32 : 1	0.33 : 1
Interest coverage ratio: (3)	5.5 : 1	6.2 : 1

(1)	The March 31, 2010 and December 31, 2009 amounts included $91.4 million and $92.5 million, respectively, in oil and gas financing receivables that were included in long-term investments and other receivables.

(2)	The gross funded debt to capital ratio is calculated by dividing (x) funded debt by (y) funded debt plus deferred tax liabilities (net of deferred tax assets) plus capital. Funded debt is the sum of (1) short-term borrowings, (2) the current portion of long-term debt and (3) long-term debt. Capital is shareholders’ equity. The net funded debt to capital ratio is calculated by dividing (x) net funded debt by (y) net funded debt plus deferred tax liabilities (net of deferred tax assets) plus capital. Net funded debt is funded debt minus the sum of cash and cash equivalents and short-term and long-term investments and other receivables. Both of these ratios are used to calculate a company’s leverage in relation to its capital. Neither ratio measures operating performance or liquidity as defined by GAAP and, therefore, may not be comparable to similarly titled measures presented by other companies.

(3)	The interest coverage ratio is a trailing 12-month quotient of the sum of net income (loss) attributable to Nabors, interest expense, depreciation and amortization, depletion expense, impairments and other charges, income tax expense (benefit) and our proportionate share of writedowns from our unconsolidated oil and gas joint ventures less investment income (loss) divided by cash interest expense. This ratio is a method for calculating the amount of operating cash flows available to cover cash interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)
The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended
	March 31,		December 31,
(In thousands, except rig activity)	2010	2009	2009
Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$271,497	$389,879	$230,789
U.S. Land Well-servicing	97,991	134,362	88,342
U.S. Offshore	38,198	60,392	29,258
Alaska	49,794	62,782	43,208
Canada	115,560	113,594	81,189
International	245,344	342,656	287,230

Subtotal Contract Drilling (2)	818,384	1,103,665	760,016
Oil and Gas (3) (4)	17,324	(60,044)	(153,137)
Other Operating Segments (5) (6)	95,509	155,468	96,109
Other reconciling items (7)	(25,507)	(65,471)	(24,045)

Total	$905,710	$1,133,618	$678,943

Adjusted income (loss) derived from operating activities:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$60,286	$129,242	$48,980
U.S. Land Well-servicing	7,185	13,658	8,758
U.S. Offshore	7,373	16,830	7,117
Alaska	13,957	20,825	14,398
Canada	14,565	13,335	632
International	53,579	102,975	74,423

Subtotal Contract Drilling (2)	156,945	296,865	154,308
Oil and Gas (3) (4)	(727)	(71,334)	(169,883)
Other Operating Segments (5) (6)	7,201	18,954	5,867
Other reconciling items (8)	(24,963)	(45,402)	(19,435)

Total	138,456	199,083	(29,143)
Interest expense	(66,745)	(67,078)	(65,172)
Investment income (loss)	(2,360)	9,141	172
(Losses) gains on sales and retirements of long-lived assets and other (expense) income, net	(20,309)	16,246	(12,196)
Impairments and other charges (9)	—	—	(112,046)

Income (loss) before income taxes	$49,042	$157,392	$(218,385)

Rig activity:
Rig years: (10)
U.S. Lower 48 Land Drilling	158.6	192.8	139.1
U.S. Offshore	12.0	15.3	8.6
Alaska	9.1	11.9	8.0
Canada	34.8	34.4	21.2
International (11)	88.3	114.0	85.9

Total rig years	302.8	368.4	262.8

Rig hours: (12)
U.S. Land Well-servicing	148,347	179,567	133,474
Canada Well-servicing	46,032	50,224	38,018

Total rig hours	194,379	229,791	171,492

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(1)	These segments include our drilling, workover and well-servicing operations, on land and offshore.

(2)	Included earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $.1 million, $1.3 million, and $3.0 million for the three months ended March 31, 2010 and 2009 and December 31, 2009, respectively.

(3)	Represents our oil and gas exploration, development and production operations. Includes our proportionate share of full-cost ceiling test writedowns recorded by our oil and gas joint ventures of $(75.0) million and $(162.1) million for the three months ended March 31, 2009 and December 31, 2009, respectively.

(4)	Included earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $.6 million, $(72.2) million and $(162.7) million for the three months ended March 31, 2010 and 2009 and December 31, 2009, respectively.

(5)	Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(6)	Included earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $3.0 million, $6.5 million and $4.1 million, for the three months ended March 31, 2010 and 2009 and December 31, 2009, respectively.

(7)	Represents the elimination of inter-segment transactions.

(8)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(9)	Represents impairments and other charges recorded for the three months ended December 31, 2009. See detail of Impairments and other charges at “Summary of Non-Cash Charges (Non-GAAP)” included herein as a separate schedule.

(10)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(11)	International rig years included our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 2.5 years, 2.8 years and 2.5 years during the three months ended March 31, 2010 and 2009 and December 31, 2009, respectively.

(12)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
COMPUTATION OF EARNINGS (LOSSES) PER SHARE
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2010	2009	2009
Net income (loss) attributable to Nabors (numerator):
Net income (loss) attributable to Nabors	$40,200	$125,170	$(47,260)
Add interest expense on assumed conversion of our 0.94% senior exchangeable notes due 2011, net of tax (1)	—	—	—

Adjusted net income (loss) attributable to Nabors — diluted	$40,200	$125,170	$(47,260)

Earnings (losses) per Nabors share:
Basic	$.14	$.44	$(.17)

Diluted	$.14	$.44	$(.17)

Shares (denominator):
Weighted-average number of shares outstanding-basic (2)	284,672	283,098	283,854
Net effect of dilutive stock options, warrants and restricted stock awards based on the if-converted method	6,064	21	—
Assumed conversion of our 0.94% senior exchangeable notes due 2011 (1)	—	—	—

Weighted-average number of shares outstanding — diluted	290,736	283,119	283,854

(1)	Diluted earnings (losses) per share for the three months ended March 31, 2010 and 2009 and December 31, 2009 excluded any incremental shares issuable upon exchange of the 0.94% senior exchangeable notes due 2011. Since 2008 and through March 31, 2010, we purchased $1.2 billion par value of these notes in the open market, leaving approximately $1.6 billion par value outstanding. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would issue an incremental number of shares only upon exchange of these notes. Such shares are included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation only when our stock price exceeds $45.83 as of the last trading day of the quarter and the average price of our shares for the ten consecutive trading days beginning on the third business day after the last trading day of the quarter exceeds $45.83, which did not occur during any period for the three months ended March 31, 2010 and 2009 and December 31, 2009.

(2)	On July 31, 2009, the exchangeable shares of Nabors (Canada) Exchangeco Inc. (“Nabors Exchangeco”) were exchanged for Nabors common shares on a one-for-one basis. Basic shares outstanding included the following weighted-average number of common shares and restricted stock of Nabors and weighted-average number of exchangeable shares of Nabors Exchangeco, respectively: 284.7 million shares cumulatively for the three months ended March 31, 2010; 283.0 million and .1 million shares for the three months ended March 31, 2009; and 283.9 million shares cumulatively for the three months ended December 31, 2009.
For all periods presented, the computation of diluted earnings (losses) per Nabors’ share excluded outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares, because their inclusion would have been anti-dilutive and because they were not considered participating securities. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would have potentially diluted earnings (losses) per share in the future were 10,055,869 and 31,023,161 shares during the three months ended March 31, 2010 and 2009, respectively; and 34,197,583 shares during the three months ended December 31, 2009. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants are included in our diluted earnings (losses) per share computation using the if-converted method of accounting. Restricted stock is included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting in all periods because it is considered a participating security.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS) ITEMS EXCLUDING CERTAIN NON-CASH CHARGES (NON-GAAP)
(Unaudited)

			As adjusted to
	Actuals		Exclude Charges
	(GAAP)	Charges	(Non-GAAP)
(In thousands, except per share amounts)	Three Months Ended March 31, 2009
Operating revenues and Earnings (losses) from unconsolidated affiliates	$1,133,618	$(75,000)	$1,208,618
Adjusted income (loss) derived from operating activities	199,083	(75,000)	274,083
Income (loss) before income taxes	157,392	(75,000)	232,392
Net income (loss) attributable to Nabors	125,170	(59,250)	184,420
Diluted earnings (losses) per Nabors share	$0.44	$(0.21)	$0.65

	Three Months Ended December 31, 2009
Operating revenues and Earnings (losses) from unconsolidated affiliates	$678,943	$(162,121)	$841,064
Adjusted income (loss) derived from operating activities	(29,143)	(162,121)	132,978
Income (loss) before income taxes	(218,385)	(274,167)	55,782
Net income (loss) attributable to Nabors	(47,260)	(98,784)	51,524
Diluted earnings (losses) per Nabors share	$(0.17)	$(0.35)	$0.18
NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SUMMARY OF NON-CASH CHARGES (NON-GAAP)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
(In thousands)	2010	2009	2009
Equity method oil and gas joint venture impairments	$—	$(75,000)	$(162,121)
Impairments of oil and gas-related assets	—	—	(93,381)
Other-than-temporary impairments on securities	—	—	(18,665)

Total charges before income taxes	—	(75,000)	(274,167)

Tax benefit (expense)	—	15,750	175,383

Total charges after income taxes	$—	$(59,250)	$(98,784)

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